Exhibit 3.01

FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RUBY GOLD, INC.
A California Corporation

Perry Leopold and Fred Michini certify that:

1.   They are the duly elected and acting President and Secretary, respectively, of Ruby Gold, Inc., a California corporation (the "Corporation").

2.   The Articles of Incorporation of this Corporation, as amended to the date of the filing of this certificate, are amended and restated to read in full as follows:

                                          I.

The name of this Corporation is:  RUBY GOLD, INC.

                                     II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

This Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock."  The total number of shares which this Corporation is authorized to issue is 760,000,000.  The number of shares of Preferred Stock which this Corporation is authorized to issue is 10,000,000, $0.001 par value. The number of shares of Common Stock which this Corporation is authorized to issue is 750,000,000, $0.001 par value.  Upon the filing of this Certificate of Amendment of Articles of Incorporation, each outstanding share of Common Stock shall, without any further action on the part of the Corporation, be split up and converted into 75,000 fully paid and validly issued shares of Common Stock.

The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

                                      IV.

          (a)  The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          (b)  This Corporation is authorized to provide, whether by bylaw, agreement or otherwise, for the indemnification of agents (as defined in Section 317 of the California Corporations Code) of this Corporation in excess of that expressly permitted for those agents by Section 317 of the California Corporations Code, for breach of duty to this Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect).  In furtherance and not in limitation of the powers conferred by statute:

               (i)  this Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each an "Indemnified Party"), against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify against such liability under the provisions of law; and

               (ii) this Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification, to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

     No such agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

          (c)  Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this Corporation shall not adversely affect any right or protection of a current or former Indemnified party existing at the time of such repeal of modification

3.   The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

4.   The foregoing Amended and Restated Article of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code.  The Corporation has only one class of shares, and the total number of outstanding shares of the Corporation is 4,000 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the Common Stock.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of his own knowledge.

Date:  December 2, 2013

                                           /s/ Perry Leopold
                                           Perry Leopold, President

                                           /s/ Fred Michini
                                           Fred Michini, Secretary